SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2014

CLEAN ENVIRO TECH CORP.

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(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-24459	90-0314205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

420 N. Nellis Blvd., Suite A3-146, Las Vegas, Nevada 89110

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(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (702) 425-4289

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(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Officer

Effective July 30, 2014, our Board elected and appointed Liudmilla Voinarovska as Chief Executive Officer, to replace Gordon F. Lee, who had been appointed as Interim Chief Executive Officer of the Company in connection with the proposed acquisition of the Company by Red Apple Pharma Corp., which acquisition has been terminated as discussed in Item 8.01 below in this report. Ms. Voinarovska also holds the offices of President and Secretary.

Item 8.01. Other Events.

On May 30, 2014, we entered into a letter of intent with Red Apple Pharma Corp. (RAPCO), which provides for the acquisition by the Company of RAPCO for 80,000,000 shares of the Company’s common stock, subject to shareholder approval and a due diligence period of 60 days with closing on or before July 30, 2014. The letter of intent further provided that Mr. Lee would be compensated by the Company at the rate of $20,000 per month in the period commencing May 30, 2014.

This transaction was also subject to a due diligence investigation of the operations of RAPCO by the Company. RAPCO did not deliver its financial statements to the Company by July 30, 2014, and the due diligence investigation by the Company, and the closing of the transaction, could not be completed by July 30, 2014, as provided in the letter of intent. The Company accordingly has terminated the letter of intent, as of July 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAN ENVIRO TECH CORP.

Dated:	July 30, 2014	By:	/s/ Liudmilla Voinarovska
Liudmilla Voinarovska, President